UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2012

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2012, Reven Housing REIT, Inc. (the “Company”), through a wholly owned subsidiary, assumed all of the rights and obligations under that certain Single Family Homes Real Estate Purchase and Sale Agreement dated July 30, 2012, as amended on August 15, 2012 and October 16, 2012 (the “Agreement”), to purchase a portfolio of nine single family homes located in the Atlanta, Georgia, metropolitan area from an unaffiliated seller, WRI Capital Group II LLC, a Georgia limited liability company. The Agreement was assigned to the Company from Reven Acquisitions, LLC, a Delaware limited liability company affiliated with the Company, on October 25, 2012, for $20,000, which is the amount of the deposit made by the assignor under the Agreement. The Agreement contains customary representations and warranties by the seller, and the Company would be obligated to purchase the properties only after satisfaction of agreed upon closing conditions.

The total contract purchase price for the nine properties is $629,736.39, excluding closing costs. The properties collectively encompass an aggregate of 12,989 rental square feet, with five properties each subject to a one-year lease with a tenant and the remaining four properties vacant as of the date of this report. Under the Agreement, the parties agreed that closing will occur in stages, with the five leased properties to occur in a first closing for $335,096 of the contract purchase price and the other four properties to remain subject to the terms of the Agreement. There can be no assurance that the Company will complete the acquisitions.

The Agreement and the amendments thereto are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this report:

Exhibit 10.1	Single Family Homes Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)
Exhibit 10.2	First Amendment to Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)
Exhibit 10.3	Second Amendment to Real Estate Purchase and Sale Agreement with WRI Capital Group II LLC (Atlanta, Georgia)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: October 30, 2012	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer

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